NEWS RELEASE

Caspian Services Inc. Announces Third Fiscal Quarter 2007 Results

Revenues of $15.1 million, up 48% year on year

Net income before taxes of $1.3 million, up 240% year on year

Net income of $521 thousand, up 133 % year on year

Salt Lake City, August 16, 2007 Caspian Services, Inc. (OTC Bulletin Board: “CSSV.OB”) recently filed its quarterly report with the Securities and Exchange Commission reporting results of operations for its fiscal third quarter 2007.

Third Quarter Financial Highlights and Year on Year Comparisons (dollars in thousands except per share data):

➢	Revenue of $15,108 up 48% on third fiscal quarter 2006.
➢	Third quarter EBITDA[1] of $3,166 giving an EBITDA margin of 20.9%.
➢	Net income before taxes of $1,343 as compared to a net loss of $962 in the third quarter of 2006.
➢	Third quarter 2007 EPS of $0.01 compared to EPS of ($0.04) in the third quarter of 2006.
➢	2007 year to date EPS of $0.06 compared to 2006 YTD EPS of ($0.08).

Operational Highlights for Third quarter 2007:

➢	Marine Division – Two new vessels mobilized to the Caspian Sea to commence work for RXT on its 3D four component seismic survey over the Kashagan structure.
➢	Kazmorgeophysica – first full deployment of the Fairfield transition zone seismic equipment. .
➢	Tat Arka – commenced work on a large 500 km2 3D seismic survey for Oil Techno Group.

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1  This news release contains the non-GAAP measure Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”). EBITDA represents earnings (or losses) before interest, taxes, depreciation and amortization. EBITDA is used by management, analysts, investors and other interested parties in evaluating our performance compared to that of other companies in our industry, as the calculation of EBITDA eliminates the effect of financing, income taxes, the accounting effects of capital spending, stock-based compensation, merger related expenses and certain other expenses, which items may vary from different companies for reasons unrelated to overall operating performance. EBITDA should not be construed as income from operations or net income as determined by generally accepted accounting principles. Other companies may report EBITDA differently.

Management Comment:

Commenting on the financial results for third quarter of fiscal 2007, John Scott, Chief Operating Officer for Caspian Services Inc. noted that “We are very encouraged by the third quarter results as we continue to experience improvements in our overall business. New off shore projects in Kazakhstan’s sector of the Caspian Sea have increased the demand for our vessels and improved our utilization rates. On the seismic acquisition side, where we have invested in new technology and equipment, our seismic companies continue to benefit from increased oil and gas field exploration and development activity in Kazakhstan.”

Comparative Financial Results (dollars in thousands except per share data):

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,

	2007	2006	2007	2006

Revenues
Vessel revenues	$ 6,843	$ 3,112	$ 14,534	$ 7,187
Geophysical service revenues	7,859	6,819	24,431	19,522
Product sales	406	303	1,056	838
Total Revenues	15,108	10,23	40,021	27,547

Operating Expenses
Vessel operating costs	4,284	3,667	10,737	8,033
Geophysical costs of revenues	3,573	3,242	11,126	8,972
Cost of product sold	234	287	666	476
Depreciation	1,742	747	4,931	1,983
General and administrative	3,866	3,111	10,991	7,548
Total Operating Expenses	13,699	11,054	38,451	27,012
Income (Loss) from Operations	1,409	(820)	1,570	535

Other Income (Expense)
Interest expense	(7)	(109)	(124)	(251)
Exchange gain (loss)	(35)	(50)	(3)	(37)
Interest income	134	-	215	12

Income from equity method investees	-	(108)	0	28
Other	(158)	125	3,296	122
Net Other Income (Expenses)	(66)	(142)	3,384	(126)

Net Income (Loss) Before Income Tax and Minority Interest	1,343	(962)	4,954	409
Provision for income tax	(1,003)	(836)	(3,119)	(2,969)
Minority interest	180	205	514	(564)
Net Income (Loss)	$ 520	$ (1,593)	$ 2,349	$ (3,124)
Basic Income Per Common Share	$ 0.01	$ (0.04)	$ 0.06	$ (0.08)
Diluted Income Per Common Share	$ 0.01	$ 0.04)	$ 0.06	$ (0.08)
Basic Weighted Average Common Share Outstanding	42,068,735	41,302,890	42,068,735	39,915,019
Diluted Weighted Average Common Share Outstanding	42,119,368	41,302,890	42,237,710	39,915,019

Commentary on Financial Results

Vessels:

Marine vessel revenue of $6,843 as compared to $3,112 in the third quarter 2006.

Third fiscal quarter revenue from vessel operations was $6,843, an increase of 120% year-on-year.  This is explained by higher vessel utilization rates and more vessels being in active operations during the three months ended June 30, 2007. By comparison, during the third quarter 2006, due to delays, a number of our vessels did not commence operations until later in the quarter. All of our vessels are contracted to the end of the year. As such, we expect to see continued strong revenue in the division.

During the three months ended June 30, 2007, vessel operating costs increased by $617, or 17%, compared to the three months ended June 30, 2006.  This was due to the fact that we brought in two additional vessels for a new contract with geophysical company RXT.

Year-to-Date marine vessel revenue of $14,534 as compared to $7,187 – a 102% increase.

Revenue for the nine months ended June 30, 2007 increased by 102% year-on-year. This is due to greater utilization of our fleet vessels, higher charter rates and the fact that our vessels were charged to our charter clients for a greater number of months.

During the nine months ended June 30, 2007, vessel operating costs were $10,737 compared to $8,033 during the nine months ended June 30, 2006. The $2,704 increase in costs was more than offset by $7,347 additional revenue.

Geophysical Services:

Geophysical services revenue of $7,859 as compared to $6,819 in the third quarter 2006.

Revenue from geophysical services increased by $1,040 or 15% during the three months ended June 30, 2007 compared to the same three months period ended June 30, 2006. This improvement is due to several new contracts secured in 2007 at improved rates. With increased exploration activities in the Caspian Sea region in 2007, we expect revenues from geophysical services will be higher throughout the 2007 fiscal year.

Operating costs increased by $331 or 10% during the three months ended June 30, 2007 compared to the same period ended June 30, 2006. This is because we have increased the number of teams and equipment available for seismic operations.

Year to date geophysical revenue increases 25% from $19,522 to $24,431 year-to-date 2007.

During the nine months ended June 30, 2007 we experienced a significant increase in revenue from geophysical services, as revenue increased by $4,909 or 25% compared to the nine months of 2006.

The increase in costs of revenue for our geophysical services division from $8,972 year-to-date in 2006 as compared to $11,126 year-to-date 2007, is related to the increase in equipment and personnel costs associated with the expansion of Tat Arka.

Infrastructure:

Infrastructure revenues of $406 as compared to $303 in third quarter 2006.

Revenue from infrastructure, which was primarily attributable to sales of desalinized water, increased 34% during the three months ended June 30, 2007 compared to the same three month period ended June 30, 2006. Improvement in revenue is the result of increased demand for water arising from more activity in the port of Bautino. During the three months ended June 30, 2007 costs related to infrastructure increased by 32% compared to the three months ended June 30, 2006. This was caused by higher volume and raw material costs.

A 26% increase in Infrastructure Revenues year-to-date.

Revenue from water desalinization increased 26% while costs increased 40% during the nine months of 2007 compared to the same period of 2006. The increase in revenue was the result of higher demand for water arising from increased activity in the port of Bautino while the increase in cost was the result of higher quality raw materials used in the bottling process.

General and Administrative Expenses: General and administrative expense increased by $755, or 24%, for the quarter ended June 30, 2007, compared to the same period ended June 30, 2006. The increase in general and administrative expense is due to increased payroll and employee related costs as a result of the expansion of our work force to meet the anticipated expansion of our business operations.

Year to date general and administrative expense increased by $3,443, or 46% compared to the same period ended June 30, 2006. A primary contributing factor to this increase in general and administrative expense is the overall growth of our business. Our infrastructure is substantially complete and will only be increased as required by new operations. Therefore, we anticipate general and administrative expenses will remain more or less constant in upcoming quarters.

Depreciation: Depreciation expense increased by $995 or 133% to $1,742 during the third fiscal quarter 2007 compared to the same quarter 2006. This increase is primarily attributable to the purchase of additional seismic equipment by Tat Arka during 2006 and our new vessel, Caspian Raushan, acquired in September 2006.

Year to date depreciation expense increased by $2,948 or 149% to $4,931 compared to the same period 2006.  The increase in depreciation was caused by two principal factors.  First, and most significantly, as noted in second fiscal quarter 2007 results, we have made substantial investments in fixed assets.  This was most notable in our geophysical division, where the addition of a second crew was matched by corresponding increases in equipment.  Second, there was a reassessment of the realistic working life of assets acquired in our desalinization plant and this change was retroactively stated to the date of acquisition

Overview of Operations and Market Outlook:

Marine Vessels: Demand for marine vessels in the north east Caspian continues to be strong with vessel utilization and charter rates continuing to increase. With additional offshore projects commencing preliminary works now, it is expected that demand will remain strong for the foreseeable future. Results for our vessel operations should continue to improve as a result of these market dynamics. In addition, we continue to add vessels to our owned fleet as operations justify. Owned vessels typically generate greater profitability than rented vessels. The greater percentage of owned vessels should continue to drive revenue and profitability in this service line.

Geophysical Services:

Tat Arka: The market for land seismic acquisition in Kazakhstan remains strong with Tat Arka continuing to hold roughly 20% of the market. Margins are still relatively high and Tat Arka has full order books for the balance of 2007 with 2008 looking equally as busy.

Kazmorgeophysica: The commencement of additional offshore projects has increased the demand for proprietary marine seismic acquisition. Typically, these projects begin with 2D surveys followed by additional 3D work to better identify likely targets for exploration drilling. Kazmorgeophysica is one of the few companies with assets suited for conducting such surveys in the shallow waters of the northeast Caspian Sea. Consequently, we would expect continued strength in this area. Margins on marine and transition zone seismic work are relatively high, which will continue to drive growth in both revenue and profitability.

Veritas Caspian LLP: Our JV offshore seismic data bank project for the open acreage in the Kazakh sector of the Caspian with CGG Veritas continues to add to its library. Interest in the data remains very strong with international oil companies continuing to pre fund the annual work plan. Expectations are that some of the transition zone work to be conducted along the northern shore of the Caspian Sea will be done over the winter using land based equipment adapted for winter use. This will greatly increase Veritas Caspian’s ability to expand the data library.

Infrastructure: The loan agreement between the EBRD and our subsidiary company, Balykshi LLP, was increased by amendment on June 28 to 32 million USD in debt financing with the EBRD to provide an additional 10 million USD through an equity investment in Balykshi LLP. Finalizing the funding agreement with the EBRD, combined with the successful completion of a private placement of units in July, has allowed Caspian Services Inc. to move ahead with this strategic infrastructure project and should add to our growth outlook in the coming years.

Caspian Services is an oilfield service company providing a broad range of services in the Caspian Sea region of western Kazakhstan. We provide geophysical and seismic data acquisition services, maintain a fleet of vessels that it commissions to oil and gas exploration companies engaged in exploration and development activities in the north Caspian Sea and are constructing a marine base in Bautino, Kazakhstan. The Company maintains corporate offices in Almaty, Kazakhstan; Aktau, Kazakhstan; and Salt Lake City, Utah.

For Further Information Please Contact:

Terrance J. Powell
Vice President, Investor Relations
29/6 Satpaev Street

9th Floor, Hyatt Regency Hotel

Almaty, 050040

Republic of Kazakhstan

Tel – 7 3272 508 478 / Fax – 7 3272 508 479

Email – tpowell@caspianservices.kz

The information contained in this release includes forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied. Forward-looking statements involve risks and uncertainties, including but not limited to, such risks as the implementation of business plans, contract performance, sufficiency of funds and other risks described in the Company's periodic reports on file with the Securities and Exchange Commission